Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 22, 2014
Registration Statement No. 333-189385

ABS VEGAS RETAIL SECURITIZATION JANUARY 2014

FREE WRITING PROSPECTUS Registration Statement No. 333-167489 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1-866-669-7629. R-2

Our Plan -- 4 Retail Securitization R-1 Lease Securitization L-1 Floorplan Securitization F-1 DISCUSSION AGENDA R-3

RETAIL SECURITIZATION OVERVIEW Ford Credit has been originating retail installment contracts for over 50 years and has been securitizing its retail contracts since 1988 Ford Credit has had an active publicly registered securitization program for retail installment sale contracts since 1989 and has issued asset-backed securities in more than 60 transactions under this program Ford Credit offers retail asset backed securities through various channels: Public transactions Rule 144A transactions Other private transactions Collateral composition has trended in line with the industry and Ford Credit’s strategic focus -- we securitize what we originate Structural elements have remained consistent over time -- same structure in place for over 15 years R-4

RETAIL SECURITIZATION BUSINESS UPDATE Number of Receivables Originated (000) U.S. Financing Share * Retail Installment and Lease R-5 Financing practices have been prudent and consistent for many years, ensuring reliable support for Ford dealers and customers through all cycles The increase in origination volumes starting in 2010 reflects an increase in Ford’s sales and Ford Credit’s financing share Recent increases in financing share have been driven primarily by the availability of Ford-sponsored marketing programs that favor Ford Credit * These data include Ford, Lincoln and Mercury brands only Source: Ford Credit 10-K and 10Q Source: Prospectus Supplement FCAOT 2013-D

RETAIL SECURITIZATION PORTFOLIO CREDIT METRICS Net Losses as a % of the Average Portfolio Outstanding Repossessions as a % of the Average Number of Contracts Outstanding Average Net Loss on Charged-Off Contracts R-6 Source: FCAOT 2013-D Prospectus Supplement Weighted Average FICO® at Origination

RETAIL SECURITIZATION SECURITIZATION POOL CHARACTERISTICS R-7 Source: Prospectus Supplements for referenced FCAOT transactions * Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize Memo: FICO® less than 650 18% 18% 18% 19% 18% 16% 17% 19% 19% 19% 18% 18% 18% 18% Weighted Average FICO® % of Contracts > 60 Month Original Term New/Used Car/ Light Truck/Utility

RETAIL SECURITIZATION SECURITIZATION POOL PERFORMANCE R-8 Over 10 Years Of Consistent Performance Through Multiple Cycles

RETAIL SECURITIZATION TRANSACTION STRUCTURE

FORD CREDIT



% of Initial Adjusted Pool Balance
Class A Notes ("AAA")
95.0%
Class B Notes ("AA")
3.0%
Class C Notes ("A")
2.0%
Class D Notes ("BBB")
2.0%
Reserve Account
0.5%
Excess Spread (per annum)
~4.0%
Initial Negative Overcollateralization
(2.0)%
Total Class A Enhancement ~9.5%

- Consistent structure for more than 15 years
- Credit enhancements in our retail securitization programs are:
  - Subordination of junior notes
  - Cash reserve
  - Excess spread (used to build to a target overcollateralization)
- Senior/subordinate, sequential pay structure

R-9

RETAIL SECURITIZATION BREAK-EVEN ANALYSIS Illustration: Approximate Break-Even Cumulative Net Loss for 2013-C* * S&P FCAOT 2013-C Pre-Sale Report Break-Even for FCAOT 2013-C Compared With Historical Pool Losses R-10

ORIGINATIONS AND COLLECTIONS STRATEGIES

ORIGINATIONS STRATEGY R-12 Support Ford Motor Company brands Build strong relationships with dealers Utilize robust credit evaluation and verification process Segment credit applicants and price for risk Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund Technology And Judgment Combine To Minimize Credit Losses

ORIGINATIONS TECHNOLOGY Ford Credit’s strategy is supported by a proprietary originations system Analyzes several factors for each credit application Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change Credit application process Dealers submit credit applications electronically to Ford Credit The system automatically obtains a credit report for the applicant and any co-applicant A primary credit bureau is selected based on Ford Credit’s periodic assessment of which credit bureau provides the most accurate and complete credit report for the applicant’s geographic area The system automatically completes compliance and other checks, including fraud alerts, ID variation, or if the applicant is a current or former customer The system classifies credit applications to determine the scoring model and scorecard to be used in evaluating the application R-13

ORIGINATIONS SCORING MODELS Ford Credit’s proprietary originations scoring models assess the creditworthiness of an applicant using a number of variables including information from the credit application, the proposed contract terms and credit bureau data Output of the originations scoring models results in a proprietary risk rating referred to as Probability of Payment (POP) The scoring models build on the predictive power of credit bureau and credit application data and internal studies show that POP is more effective than credit bureau score (FICO®) alone In addition to FICO®/credit bureau data the scoring models add an evaluation of Financing product (retail, lease) Contract characteristics (loan-to-value, term, payment) Other factors (payment-to-income, employment history, financial stability and capacity to pay) FICO® is a significant factor used in the scoring models Ford Credit regularly monitors the originations scoring models to ensure their predictability R-14

PURCHASING GUIDELINES AND CONTROL PROCESSES Ford Credit has originations policies and procedures that leverage technology to ensure consistent credit decisions Purchase quality guidelines establish targets for the purchase of lower and marginal quality contracts Risk factor guidelines provide a framework of evaluation guidelines for certain attributes of an application, including loan-to-value and payment-to-income Procedures are established for verification of income, employment and residency Purchase quality guidelines and standards are used to manage the overall quality of the portfolio Senior personnel regularly review decisions of credit analysts to ensure consistency with purchasing standards Management review includes: Risk management portfolio performance analysis process Monthly purchase quality reporting at region and business center levels Quarterly Portfolio Liquidation report Weekly average POP and FICO® score reports R-15 These Capabilities Enable Early Detection Of Portfolio Performance

COLLECTIONS STRATEGY Ford Credit has a best-in-class servicing organization Credit losses are an expected part of the business The objective is to collect within the contract’s loss expectation while managing costs R-16 Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund Technology And Judgment Combine To Minimize Credit Losses

COLLECTIONS TECHNOLOGY Auto-Dialer Account Status Changes Call Results/Campaign Statistics Establish “Best-Time-To-Call Strategy” Roll Out “Strategy” In Small Increments Receivables System Early Stage Late Stage Two-way Feedback Loop Behavior Scoring Model Behavior Scoring Model All Accounts Assigned Probability Of Default On Due Date Identify Accounts to Call R-17

COLLECTIONS STRATEGY BEHAVIOR SCORING MODELS Ford Credit’s proprietary behavior scoring models assesses the risk of a customer defaulting using a number of variables including origination characteristics, customer history, payment patterns and updated credit bureau data Output of the behavior scoring models is a proprietary risk rating referred to as Probability of Default (POD) POD is updated for each customer account monthly on its due date POD is used to segment risk and determine collection strategy Ford Credit regularly monitors the behavior scoring models to ensure their predictability Monthly behavior scoring model performance review Quarterly Global Scorecard Cycle Plan Committee review R-18

COLLECTIONS STRATEGY RISK SEGMENTATION Segmentation allows the matching of the account risk with the appropriate collection strategy POD is the primary driver in determining risk segmentation Risk segmentation establishes: Assignment issuance timing Follow-up intensity Assignment transfers from an early stage delinquency to a late stage delinquency strategy Segmentation ensures past due customer accounts are assigned to the right collection work queue at the right time R-19 HIGH RISK LOW RISK ASSIGNMENT TIMING FOLLOW-UP INTENSITY MOVE TO LATE STAGE COLLECTIONS LATER LOWER LATER EARLIER HIGHER EARLIER

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